Exhibit 99.1

C&F FINANCIAL CORPORATION

Thursday,	December 18, 2014

Contact:	Tom Cherry, President & CFO (804) 843-2360

C&F Financial Corporation

Announces Executive Promotion

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) is pleased to announce that Thomas F. Cherry has been promoted to President of C&F Financial Corporation (or C&F) and C&F Bank. In addition to his role as President, Cherry will continue as Chief Financial Officer until a successor is named. Board Chairman Larry Dillon will remain the Chairman and Chief Executive Officer of C&F and C&F Bank and will actively participate in strategic and operational initiatives at all of C&F’s companies.

“C&F’s health and longevity are of the utmost importance to me and one way we can help assure the company’s long-term future is to have a good succession plan in place that transitions over time to a new top executive officer,” said Dillon. “I am confident that Tom Cherry is the right person to assume the role as C&F’s President. He has 18 years of experience with C&F where he has served and overseen just about all areas of the company. Our relationship throughout his career here has been exceptional. From a communications and trust standpoint, I couldn’t have asked for a better relationship, and Tom and I will continue to work together over the next several years to lead C&F into the future.”

“I am honored to become just the fourth President in C&F Bank’s 86-year history,” said Cherry. “C&F has a long tradition of being regarded as one of the strongest financial companies not only in Virginia but also in the country, which can be attributed to our corporate values, the steadfast leadership by Larry Dillon and our board of directors and the loyalty of the employees at all of C&F’s companies. I’m looking forward to the opportunities and challenges we face both as an industry and a Company, and I’m excited to continue the C&F tradition that is being entrusted to me.”

Tom Cherry (45) has been with C&F for 18 years during which time he has served as Executive Vice President and Chief Financial Officer of C&F and C&F Bank since December 2004 and as Secretary of C&F and C&F Bank since 2002. He is a CPA and has a Bachelor of Science degree in Business Administration from Old Dominion University and a Master’s degree in Business Administration from the College of William & Mary.

C&F FINANCIAL CORPORATION

Thursday,	December 18, 2014

Contact:	Tom Cherry, President & CFO (804) 843-2360

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 16 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Hampshire, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.

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